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                                                                    EXHIBIT 99.1

                   AEROPOSTALE REPORTS NOVEMBER SALES RESULTS

NEW YORK, NEW YORK - NOVEMBER 30, 2005 - Aeropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual and active apparel for young women and men, today announced that total net sales for the four-week period ended November 26, 2005 increased 26.7% to $134.3 million, compared to $106.0 million for the four-week period ended November 27, 2004. The company's comparable store sales increased 7.3% for the month, versus a comparable store sales increase of 4.1% in the year ago period.

Year-to-date, total net sales increased 21.6% to $903.4 million, compared to $743.1 million in the year-ago period. Year to date, comparable store sales increased 0.9%, compared to an increase of 11.5% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, "We are pleased with our overall sales performance for November, which was driven by a strong Thanksgiving week. Our holiday merchandise assortment and compelling promotions enabled us to achieve a comparable store sales increase in excess of 30% over the Friday and Saturday following Thanksgiving Day. We achieved comparable stores sales in excess of 10% during the same period last year. Our gross margins for the month were in line with our plan and we continue to make progress on clearing through our excess inventory position."

To hear the Aeropostale prerecorded November sales message, please dial (877) 519-4471 or (973) 341-3080, followed by the conference identification number #5637324.

ABOUT AEROPOSTALE, INC.

Aeropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 11 to 18 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion basic merchandise at compelling values. Aeropostale maintains control over its proprietary brands by designing, marketing and selling all of its own merchandise. Aeropostale products are currently purchased only in its stores, on-line thorough its website (www.aeropostale.com) or at organized sales events at college campuses.

ABOUT JIMMY'Z:

Jimmy'Z, a wholly owned subsidiary of Aeropostale, Inc., is a California lifestyle-oriented brand targeting fashion-aware young women and men ages 18 to
25. Jimmy'Z offers customers trend-right apparel in an innovative and unique store environment.

The first Aeropostale store was opened in 1987. The company currently operates 661 Aeropostale stores in 47 states and 14 Jimmy'Z stores in 11 states.

      SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, AMONG OTHERS, CHANGES IN THE
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      COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR
      PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND CURRENT REPORTS ON FORM 8-K, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.